EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 28, 2003, accompanying the consolidated financial statements incorporated by reference in the Annual Report of Sunterra Corporation and subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Sunterra Corporation on Form S-3 and to the use of our name as it appears under the caption “Experts”.

/s/    Grant Thornton LLP

Los Angeles, California

January 22, 2004